                                                                  EXHIBIT (c)(3)


                                   GUARANTEE

    Guarantee, dated as of July 1, 1997, by and between Kerr Group, Inc., a Delaware corporation (the "Company") and Fremont Partners, L.P., a Delaware limited partnership ("Guarantor").

    WHEREAS, each of Fremont Acquisition Company, LLC, a Delaware limited liability company ("Parent"), and Kerr Acquisition Corporation, a Delaware corporation (the "Purchaser"), is a direct or indirect, wholly-owned subsidiary of Guarantor; and

    WHEREAS, the Company, Parent, and the Purchaser have entered into an Agreement and Plan of Merger (the "Merger Agreement") of even date herewith; and

    WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, the Purchaser will make a cash tender offer (the "Offer") to acquire all shares of the issued and outstanding common stock, $.50 par value, of the Company (the "Company Common Stock"), including the associated Common Stock Purchase Rights issued pursuant to the Rights Agreement dated as of July 25, 1995, between the Company and The First National Bank of Boston, and all shares of the issued and outstanding Class B Preferred Stock, par value $.50 per share, Series D (the "Series D Shares"; the Company Common Stock and the Series D Shares being collectively referred to herein as the "Shares"), for $5.40 per share of Company Common Stock and $12.50 per Series D Shares or such higher price as may be paid in the Offer, in each case net to the seller in cash; and

    WHEREAS, as an inducement to the Company to enter into the Merger Agreement, the Guarantor has agreed to enter into this agreement;

    NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Guarantor hereby agree as follows:

     1. Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, for the benefit of the Company the performance of all obligations of Parent or the Purchaser pursuant to the Merger Agreement.

     2. Guarantor covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in this Guarantee. This Guarantee shall not be affected by, and shall remain in full force and effect notwithstanding, any bankruptcy, insolvency, liquidation, or reorganization of Parent or the Purchaser or Guarantor.

     3. Guarantor agrees to pay, on demand, and to save the Company harmless against liability for, any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred or expended by the Company in connection with the enforcement of or preservation of any rights under this Guarantee.

     4. Guarantor hereby represents, warrants and covenants to the Company as follows:

         a. Guarantor is a limited partnership duly organized and validly existing under the laws of the State of Delaware. Guarantor has the necessary power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

         b. Guarantor has all requisite legal power and authority to enter into this Guarantee. The Guarantor has all requisite legal power and authority to carry out and perform its obligations under the terms of this Guarantee. The Guarantee constitutes the valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws or equitable principles relating to or affecting creditors' rights generally.

         c. All partnership action on the part of Guarantor and its general partner and limited partners necessary to authorize the execution, delivery and performance of this Guarantee has been taken.

         d. The Guarantor has funds available to it sufficient to purchase, or cause the purchase of, the Shares in accordance with the terms of the Merger Agreement and to pay, or cause to be paid, all amounts due (or which will, as a result of the transactions contemplated by the Merger Agreement, become due) in respect of any indebtedness of the Company for money borrowed outstanding as of the date of the consummation of the Offer (as defined in the Merger Agreement), a schedule of which is attached as Schedule 3.4 to the Disclosure Schedule to the Merger Agreement.

     5. This Guarantee shall be deemed to be a contract under the laws of the State of Delaware and shall for all purposes be governed by and construed in accordance with the laws of such State.

     6. This Guarantee shall terminate and be of no further force or effect upon the consummation of the purchase by the Purchaser, Parent or any of their respective affiliates of any Shares pursuant to the Offer.

    IN WITNESS WHEREOF, each of the Company and Guarantor have caused this Guarantee to be executed on its behalf by its officers thereunto duly authorized, all as on the date first above written.

            KERR GROUP, INC.

            By: /s/ D. Gordon Strickland
                ------------------------
              Name: D. Gordon Strickland
              Title: President and CEO

            FREMONT PARTNERS, L.P.

                By: FREMONT ADVISORS, L.L.C., its general partner

                    By: FREMONT GROUP, L.L.C., its managing member

                        By: FREMONT INVESTORS, INC., its manager

                            By: /s/ R.S. Kopf
                                -------------------
                              Name: R.S. Kopf
                              Title: Managing Principal, General Counsel
                                     and Secretary


                                       2